UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SCOPUS BIOPHARMA INC.
(Name of Registrant as Specified In Its Charter)

DR. MORRIS C. LASTER

CHEN LASTER

GABRIELLA LASTER

SARA LASTER
MORDECHAI SAAR HACHAM

JOSHUA LEVINE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DR. MORRIS C. LASTER

CHEN LASTER

GABRIELLA LASTER

SARA LASTER

October 28, 2021

Dear Fellow Scopus BioPharma Inc. Stockholder:

Although we had not planned to supplement further the definitive proxy materials that we have previously filed, on October 27, 2021, Scopus BioPharma Inc. (“Scopus” or the “Company”) filed a supplement to the Scopus definitive proxy statement (“Scopus Supplement”) that compels us to respond.

We believe that the Scopus Supplement contains statements intended to obfuscate and ignore facts, and thereby mislead Scopus stockholders. We also believe that there are omissions from the Scopus Supplement that have the effect of obscuring key facts that should be made public, to properly inform Scopus stockholders concerning the need for new directors who will act as responsible, independent stewards of this public company.

As a result, we, Dr. Morris C. Laster, Chen Laster, Gabriella Laster and Sara Laster (collectively, the “Stockholder Group,” “we” or “us”), write to correct the public record.

The Scopus Supplement contains numerous misstatements and omissions by Scopus, which tend to misinform and mislead stockholders, including, but not limited to the following:

•	The Scopus Supplement fails to inform stockholders that, during an October 15, 2021 hearing, the Delaware Court of Chancery (the “Court”) found that Scopus and the two Delaware LLCs controlled by Scopus incumbent directors, Ira Greenspan and Joshua Lamstein (the “LLCs” and, together with Scopus, the “Defendants”), had violated a Court order, and sanctioned Scopus and the LLCs for their litigation tactics. Accordingly, among other things, the Court ordered the Defendants to pay certain of Dr. Laster’s attorneys’ fees. The Court also reprimanded Defendants that they will not be heard to make any argument that Dr. Laster did not timely respond to events that the Company or its counsel timed during an observant period of the Jewish faith.

•	Scopus further complains in the Scopus Supplement that the Court also ordered Scopus to produce documents, including the Company’s registered stockholder list, on a more expedited basis than originally agreed in a September 25, 2021 Stipulation between Scopus, the LLCs and Dr. Laster (the “Stipulation”), i.e., Scopus complains that they had less than one week after the October 15 hearing to produce those documents. The Scopus Supplement fails to inform stockholders that, in reality, the Stipulation required the Defendants to produce a first set of documents even earlier, by October 10, 2021, and the Court’s October 15 Order was in response to the Defendants’ failure to meet that earlier agreed and Court-ordered deadline. Moreover, the Court observed that: (1) Dr. Laster had a statutory right to the stockholder list, and (2) Defendants had reneged on their promise to produce documents by October 10. Below are some of the Court’s observations during the October 15 hearing, which the Scopus Supplement omitted to disclose to stockholders (emphasis below supplied by us; the transcript is publicly available):

“[T]he defendants promised to produce documents in response to the plaintiff's first discovery requests, which were targeted and asked for documents like the stock list, to which Dr. Laster has a statutory right.”

“After that stipulation, as the stipulation contemplated, the plaintiff served more and broader discovery requests. The defendants used that expected and typical occurrence to renege on their promise to produce documents in response to the plaintiff's first request, which were part of the consideration for holding the [annual stockholder] meeting and withdrawing [Dr. Laster’s motion for a preliminary injunction].”

“The company held the meeting, which was scheduled during Shabbat, knowing Dr. Laster is observant. The defendants have since weaponized the meeting, complaining about the fact that Dr. Laster did not physically attend, and complaining that he did not vote his shares at the meeting. They've filed a motion for rule to show cause to hold Dr. Laster in contempt of the very same stipulation that they themselves have failed to perform under.”

•	The Scopus Supplement mentions that, on October 19, 2021, Scopus dismissed its litigation counsel in the Delaware action, Boies Schiller Flexner LLP (“BSF”) and Richards, Layton & Finger P.A. (“Richards Layton”), and the LLCs also dismissed their counsel. Later that day, each of BSF, Richards Layton and the LLCs’ counsel filed with the Court motions to withdraw as counsel to the Defendants. The Scopus Supplement also mentions that, as of October 22, 2021, Scopus had not been able to retain new Delaware counsel and comply with the Court’s order to do so, because of the “accelerated timeline for the proceedings, the short time frame for obtaining new Delaware counsel and the existing resource constraints of Delaware law firms with which the Company had spoken,” and that, since October 22, 2021, Scopus has “continued intensive and good faith efforts to retain new counsel in the Delaware Matter.” However, the Scopus Supplement omits to state the material facts and ultimate reasons that led each law firm representing the Defendants in the Delaware action to withdraw. Counsels’ motions to withdraw, and the October 20, 2021 court hearing during which those motions to withdraw were heard, demonstrate that the Defendants have been less than forthcoming with their counsel and the Court. For example, BSF represented to the Court in its motion to withdraw that (1) the BSF attorneys had fundamental disagreements with Scopus and cannot represent Scopus consistent with their professional obligations and duties, and (2) BSF believed that there was sufficient time for Scopus to engage replacement counsel. Below are excerpts from BSF’s motion (emphasis below supplied by us), which, again, is publicly available:

“In the past week, BSF notified Scopus of its fundamental disagreements, the reasons why it believes it cannot represent Scopus consistent with Counsel’s professional obligations and duties, and that it would be forced to seek withdrawal if those issues were not resolved. RLF separately notified Scopus of the same and also advised Scopus that pursuant to the terms of RLF’s engagement by Scopus, if BSF withdraws, RLF is permitted to withdraw as well. These issues were not resolved and it remains the case that Scopus is pursuing a course of action in this Action with which Counsel has a fundamental disagreement and that Counsel believes that it cannot represent Scopus consistent with Counsel’s professional obligations and duties. Accordingly, Counsel may withdraw under Rules 1.16(b)(4), (5), and (7).”

“Although the Action was recently expedited, sufficient time exists for other attorneys of Scopus’s choosing to be briefed on the procedural and substantive matters in the Action and to be readied for trial without the necessity of delays to currently scheduled matters.”

•	The Scopus Supplement divulges confidential settlement discussions between the Defendants and Dr. Laster and their counsel. Even in so doing, the Scopus Supplement omits to state other material circumstances surrounding those discussions. Unlike Scopus, Dr. Laster does not believe it is appropriate to further comment on confidential settlement communications, other than to disclose that those settlement discussions are no longer ongoing.

The Stockholder Group has made a definitive filing with the Securities and Exchange Commission of its proxy statement dated October 6, 2021 and its accompanying BLUE proxy card. The Stockholder group encourages all stockholders who own their shares as of the close of business on August 16, 2021 who have not yet voted to do so as soon as possible. Stockholders who have any questions or require any assistance completing a proxy or voting instruction form or who do not have the required materials, may contact the Stockholder Group’s proxy solicitor Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, by calling (866) 695-6078 (Toll Free).

Thank you for your support.

Sincerely,

/s/ Dr. Morris C. Laster
Dr. Morris C. Laster

/s/ Chen Laster
Chen Laster

/s/ Gabriella Laster
Gabriella Laster

/s/ Sara Laster
Sara Laster

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